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PRESS RELEASE

CONTACT	RELEASE
Karen M. L. Whelan	8:30 am NYT
Phone: (804) 359-9311
Email: investor@universalleaf.com

Universal Leaf Tabacos Limitada Signs Agreement for Sale of Certain Contract Rights
Richmond, VA • June 21, 2010 / PRNEWSWIRE

Universal Corporation (NYSE:UVV) (“Universal”) announced that its Brazilian subsidiary, Universal Leaf Tabacos Limitada (ULTL), signed an agreement today to assign contracts for the production of tobacco representing approximately 20% of its current volume in Brazil to Philip Morris Brasil Industria e Comercio (“PMB”), a subsidiary of Philip Morris International Inc. (“PMI”). As part of the transaction, PMB has agreed to offer employment to certain ULTL employees. They will also acquire some related assets. Total consideration will depend upon the number and characteristics of the contracts assigned, but it is not expected to be material to Universal’s consolidated balance sheet. The transaction is subject to certain closing conditions and government approvals, and is expected to close near the end of the second fiscal quarter. ULTL expects to continue to supply processed leaf to PMI and to provide processing services to PMB.

Airton Hentschke, President of Universal Leaf Tabacos Ltda., noted, "As we and our customers respond to changing market conditions, we are opening a new chapter in our long-term relationship with PMI. This transaction represents a change in the structure of part of our business here, but we will continue to operate efficiently and provide the quality that all of our customers have come to expect from us.”

About the Companies

Headquartered in Richmond, Virginia, Universal Corporation (NYSE:UVV) is the world's leading leaf tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2010, were $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

Universal Leaf Tabacos Ltda. (“ULTL”) is a subsidiary of the Universal Corporation. The company began its operation in Brazil in 1970. ULTL is the largest exporter of leaf tobacco from Brazil with operations in the main tobacco producing states of Brazil: Rio Grande do Sul, Santa Catarina, and Parana.  Headquartered in Santa Cruz do Sul, the company has 4,000 full-time and seasonal employees. Its products are sold on five continents, meeting its clients’ most exacting requirements. The rigorous standard of product and service quality, as well as environmental stewardship, are evidenced in ISO 9001 and 14001 certification.

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